Modiv Industrial Increases AFFO and Retires Preferred Shares

Denver, CO, March 7, 2025 – Modiv Industrial, Inc. (“Modiv Industrial”, “Modiv”, the “Company”, “we” or “our”), (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today provided a financial update.

Highlights:

•Retires 7.5% of Modiv’s Series A Preferred shares at a 6% discount to par value.
•The 150,000 preferred share acquisition at $23.50 per share, for a total of $3.525 million, represents a 7.85% annual yield and a 13.45% yield to call.
•Increases base case, static 2025 Adjusted Funds From Operations (“AFFO”) estimate to $1.39 per fully diluted share.

The following is a statement from Aaron Halfacre, CEO of Modiv Industrial:

“Most days being a small cap REIT CEO in a high interest rate environment feels a lot like being Rodney Dangerfield…you might be entertaining to investors on any given day but the majority of time you get no respect. Case in point, just a few days ago we released results that solidly beat consensus estimates, and the market yawned with a blank stare – you’re a tough audience to please. Let’s see if today’s news can at least cause you to begrudgingly break a smile.

Though it may not be a four-leaf clover, at the very least it is a vibrant three-leaf clover found in the dead of winter, and I gladly accept this lucky charm as the yield is magically delicious. We received a random call from an unknown fixed income broker we had never heard of saying they had a client that would like to sell a large block of our series A preferred shares and wanted to know if we were interested. After a little price banter, we agreed to a private market transaction to acquire 150,000 preferred shares at $23.50 per share. That’s 7.5% of our entire preferred stack, that’s meaningful on multiple fronts. If I may…

-This transaction shows that discipline and patience pay off. This is arguably better than buying a $3.5 million property as the annual yield of 7.85% is higher than what we have seen in the market, and we know for a fact that this investment would cost us 6% more in as little as two years.
-For those who consider preferred equity as leverage, this shows our commitment to reducing our leverage and strengthening cash flow to common equity investors.

-This acquisition results in $276,000 in additional annual savings which is on top of the recently announced $700,000 in interest savings and $300,000 in revolver savings that are also related to ‘leverage’.

This transaction increases our base case, static, ‘stare-at-navel’ AFFO to $1.39 per fully diluted share for 2025. Yes, it is only a two-cent increase (in as many days) to our “do nothing” scenario but it highlights how a small REIT can move the needle with smart decisions. I will let you make your own bets on whether you think we will do nothing this year; however, not unlike when we retired OP units last year for $14.80 that we had issued at $25.00, acquiring preferred at $23.50 that was originally issued at $25.00 is another example of our ability to make money for our investors. Every penny matters and if you know how to make investors money, then you will be given the opportunity to do so with larger amounts over time. Though the cash to purchase this transaction was on balance sheet and is a bit fungible, let’s for illustrative purposes link this cash to the ATM sales we did in the fourth quarter of 2024. That equity was issued at a dividend yield/cost of capital of 7.24% and we have quickly redeployed that capital at a 7.85% yield with quantifiable upside.

Today’s news will likely not earn the respect of some of you and that’s ok. My hope is that those investors out there, who worked damn frickin hard for their money, will read this and say to themselves ‘this dude is a good steward of my capital’. To paraphrase Warren Buffett, I personally have put all my eggs in one basket (over 1.11 million eggs to be exact – which is over 8% of the MDV basket), and I am watching (and thinking and strategizing and perfecting) that basket 24/7. Each day we climb the hill, each day we grind it out, and for those of you who that resonates with – then welcome to the tribe.

Until next time.

Grit, grind, get it done!” Aaron Halfacre, CEO of Modiv Industrial

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Inquiries:
management@modiv.com

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